Exhibit 99.1

SYNAGEVA BIOPHARMA REPORTS 2011 FULL YEAR FINANCIAL RESULTS

- Strengthened balance sheet enables a focus on key objectives-

-Adult LAL Deficiency patients continue to enroll into extension study -

LEXINGTON, Mass., March 15, 2012 — Synageva BioPharma Corp. (“Synageva”) (NASDAQ:GEVA), a clinical stage biopharmaceutical company developing therapeutic products for rare disorders, today reported 2011 full year financial results and provided 2012 financial guidance.

“2011 marked a successful year for the company as we transitioned from a private to a public company. We achieved our goals of further developing our lead program, SBC-102 for LAL Deficiency, as well as advancing our other pipeline programs,” said Sanj K. Patel, President and Chief Executive Officer of Synageva BioPharma. “A strong financial position at the beginning of this year allows us to aggressively develop SBC-102 and our pipeline in order to stay true to our mission, which is to make a meaningful impact on the lives of patients suffering from rare diseases.”

Recent Company Highlights

Synageva reported progress on a number of key objectives during the past year including the following:

•	Initiation and completion of enrollment of the Phase I/II trial of SBC-102 in adults with LAL Deficiency

•	Report of encouraging interim results from the Phase I/II trial of SBC-102 in adults with LAL Deficiency at the 2012 LDN WORLD Symposium consistent with predicted pharmacodynamic effects

•	Continued treatment of the early onset LAL Deficiency (Wolman) infant receiving SBC-102 initially through an expanded access program and now through the clinical study

•	Preclinical data highlighting good cellular uptake of SBC-103, an enzyme replacement therapy under development for Sanfilippo B, at the 2012 LDN WORLD Symposium

•	Strengthened balance sheet as a result of completing the reverse merger with Trimeris and a follow-on offering in January 2012 resulting in approximately $145 million in cash and cash equivalents

2012 Key Objectives

Corporate objectives for 2012 include the following:

•	Transition patients from the Phase I/II late onset LAL Deficiency trial with SBC-102 to the extension study

•	Continue enrollment of the Phase I/II early onset LAL Deficiency trial with SBC-102

•	Engage with US and European regulatory authorities on the design of the double-blind, placebo-controlled trial of SBC-102 for late onset LAL Deficiency

•	Develop awareness about LAL Deficiency and continue to identify infants, children and adults who suffer from this devastating disorder

•	Advance preclinical programs

2011 Full Year Financial Results

For the year ended December 31, 2011, Synageva reported a net loss of $25.3 million compared to a net loss of $10.8 million for the corresponding period of the prior year. Results for 2010 refer to the results for Synageva BioPharma Corp., the private predecessor to the company resulting from the combination of private Synageva and Trimeris (“Private Synageva”), and results for the quarter ended December 31, 2011 refer to the results of Private Synageva through November 3, 2011 and the results of the combined company for the remainder of the quarter.

Revenue for the full year ended December 31, 2011 of $2.1 million consists of $1.1 million of Fuzeon royalties from Roche, from November 3, 2011, the date of the effective date of the completion of the merger with Trimeris, to December 31, 2011, as well as revenue from Synageva’s collaboration agreements and payments from an NIH grant.

Total operating expenses for the full year 2011, including R&D and SG&A expenses, totaled $27.1 million. This compares to total operating expenses for the full year 2010 of $13.7 million.

Synageva had a cash balance of $60.2 million on December 31, 2011, compared with $14.7 million at December 31, 2010. The cash balance at December 31, 2011 does not include proceeds from the recent follow-on offering completed in January 2012 that resulted in $84.6 million in net proceeds to the company.

2012 Financial Outlook

Synageva currently expects a net operating loss of between $40 and $45 million for 2012. The anticipated increase in net loss from 2011 is expected to be primarily due to higher spending to support our global development for our lead program SBC-102 and our preclinical programs.

Conference Call and Webcast Information

Synageva management will host a conference call and webcast on March 15, 2012 to discuss these results and other topics beginning at 4:30 p.m. EDT. To participate via telephone, please dial 866-578-5784 (passcode: 74850064). In addition, the conference call will be webcast live from the “Webcasts & Presentations” section of the Investor Relations tab on the home page of Synageva’s website at www.synageva.com.

About Synageva’s Lead Program

SBC-102 is being developed as an enzyme replacement therapy for Lysosomal Acid Lipase (LAL) Deficiency, a lysosomal storage disorder (LSD), and is a recombinant form of the human LAL enzyme. SBC-102 is currently being evaluated in global clinical trials and has been granted orphan designations by the U.S. Food and Drug Administration (“FDA”) and the European Medicines Agency. Additionally, SBC-102 received fast track designation by the FDA.

About LAL Deficiency

Lysosomal Acid Lipase Deficiency is a rare, autosomal recessive lysosomal storage disorder (LSD) that is caused by a marked decrease in LAL enzyme activity. Late onset LAL Deficiency, sometimes called Cholesteryl Ester Storage Disease (CESD), affects both children and adults. In these patients, the buildup of fatty material in the liver, spleen and blood vessel walls leads to complications resulting in significant morbidity and mortality. Early onset LAL Deficiency, sometimes called Wolman Disease, affects infants in the first year of life and is characterized by growth failure, malabsorption, steatorrhea and hepatomegaly and is rapidly fatal, usually within the first year of life.

About Synageva BioPharma Corp.

Synageva is a clinical stage biopharmaceutical company focused on the discovery, development, and commercialization of therapeutic products for patients with life-threatening rare diseases and unmet medical need. Synageva has several protein therapeutics in its pipeline. The company has assembled a team with a proven record of bringing orphan therapies to patients.

Further information regarding Synageva BioPharma Corp. is available at www.synageva.com.

Forward-Looking Statements

This news release and oral statements made from time to time by Synageva representatives in respect of the same subject matter may contain “forward-looking statements” under the provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by introductory words such as “expects,” “plans,” “intends,” “believes,” “will,” “estimates,” “forecasts,” “projects,” or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Many factors may cause actual results to differ materially from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, including those identified under the heading “Risk Factors” in the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on December 21, 2011 and other filings the Company periodically makes with the SEC, and others of which are not. Synageva cannot be sure when or if it will be permitted by regulatory agencies to undertake additional clinical trials or to commence any particular phase of clinical trials or how quickly patient enrollment in clinical trials will occur. In addition, early clinical results are not necessary predictive of results that may be achieved from subsequent clinical trials. Because of this, statements regarding the expected timing of clinical trials or ultimate regulatory approval cannot be regarded as actual predictions of when Synageva will obtain regulatory approval for any phase of clinical trials or when it will obtain ultimate regulatory approval by a particular regulatory agency. Our future financial results may differ from those currently anticipated due to a number of factors, including unanticipated costs in our research and development programs, fluctuations in royalty revenues and unplanned costs associated with maintaining and enforcing patents and other patent-related costs. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Synageva undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Investor Contact for Synageva:

Matthew Osborne

Tel: (781) 357-9947

matthew.osborne@synageva.com

Media Contact for Synageva:

Kelley Forrest

Tel: (781) 357-9900

kelley.forrest@synageva.com

Synageva BioPharma Corp.

Consolidated Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010
Royalty revenue	$1,083	$—	$1,083	$—
Collaboration and license revenue	446	83	640	280
Other revenue	85	107	376	315

Total revenue	1,614	190	2,099	595

Operating expenses
Research and development	5,652	3,720	17,849	9,866
General and administrative	3,362	998	9,268	3,852

Total operating expenses	9,014	4,718	27,117	13,718

Loss from operations	(7,400)	(4,528)	(25,018)	(13,123)
Other (expense) income, net	(75)	2,277	(259)	2,295
Interest income	2	1	5	4
Interest expense	(5)	—	(34)	—

Net loss	$(7,478)	$(2,250)	$(25,306)	$(10,824)

Basic and diluted net income per share (1)	$(0.65)	$(40.53)	$(8.58)	$(343.10)

Weighted average shares used in basic and diluted per share computations (1)	11,587	56	2,950	32

(1)	Per share computations for fiscal 2011 are based on (i) Private Synageva’s historic common stock balances (excluding preferred stock) up to the Merger date and (ii) post-Merger common stock from the Merger date to year end. For fiscal 2010, per share computations are based on Private Synageva’s historic common stock balances, which exclude preferred stock.

Synageva BioPharma Corp.

Consolidated Balance Sheet Data

(in thousands)

	As of December 31,
	2011	2010
Cash and cash equivalents	$60,232	$14,715
Working capital	56,393	14,285
Total assets	83,298	16,982
Total convertible preferred stock	—	95,581
Accumulated deficit	(115,840)	(90,534)
Total convertible preferred stock and stockholders’ deficit	$74,048	$15,403